Exhibit 4.2       Addendum to Option

                               ADDENDUM TO OPTION

     Whereas, PLANET411.COM INC (the "Company") and CASH CARD INC. ("Optionholder") are parties to that certain Option dated as of January 24, 2001 (the "Option").

     Whereas Optionholder will be in default under Sections 1.2 (b) (1) and (3) of the Option;

                                    AGREEMENT

A. It is agreed that Optionholder will cure the aforementioned defaults with respect to the initial Working Capital Loan in the amount of Five Hundred Thousand Dollars (US$500,000) to be advanced pursuant to Section 1.2(b)(1) of the Option in the following manner:

(1) The Optionholder agrees, undertakes and commits to make payments in accordance with the following schedule:

     - On or before 5:00 p.m. Eastern Standard Time February 2, 2001, Optionholder shall cause its bank to wire a minimum of Fifty Thousand Dollars (US$50,000) in same day funds that are credited to the Company's account for value no later than 12:00 noon on February 5, 2001.

     - Optionholder shall cause its bank to wire the entire unpaid balance of the initial working capital loan of Five Hundred Thousand Dollars (US$500,000) on or before 12:00 noon on February 14, 2001.

(2) Each advance received by the Company as part of the initial working capital loan will be evidenced by a receipt in form and substance reasonably acceptable to the parties. The obligation to repay the aggregate of such amounts shall be evidenced by the promissory note in face amount US$500,000 issued to Lender in connection with the Working Capital Loan.

B. With respect to the additional lines of credit aggregating Three Million Dollars (US$3,000,000) (exclusive of the Working Capital Loan) to be provided under Section 1.2(b)(3) of the Option,

(1) Section 1.2(b)(3) is hereby deleted in its entirety and replaced with the following:

         "Lender shall fail to provide the Company on or before February 28, 2001, with additional lines of credit (and the advances thereunder if so requested)
          aggregating Three Million Dollars (US$3,000,000), which credit will enable the Company to expand and fulfill its obligations under the Assigned Contracts;"

(2)  If Optionholder shall fail to satisfy the terms and conditions of Section
     A.1 hereof, then, in the Company's sole discretion, the Company may declare Section B.1 immediately above to be null and void and of no effect as of February 1, 2001.

C. If Optionholder satisfies its obligations under the terms and conditions of Section A.1 above, then the Company hereby waives its right to accelerate the Expiration Date in connection with the defaults noted above only. This waiver shall have no effect on any other defaults by Optionholder, or to any future defaults of one or more of the same provisions.

D. A new section 8.12 is hereby inserted into the Option, which Section 8.12 shall read in its entirety as follows:

          Any waiver with respect to a default or failure to exercise its rights hereunder in connection therewith by the Company or by the Optionholder shall have no effect on any other defaults by the other or the rights of the non-defaulting party in connection therewith, nor shall it have any impact with respect to any future defaults of one or more of the same provisions or any exercise (or failure to exercise) any rights in connection therewith.

E. The parties acknowledge that this Addendum to Option is the <<notice to the contrary>> referred to in the introductory text of Section 1.2(b) of the Option.

F. Miscellaneous.

(1) All other terms and conditions of the Option not specifically referenced herein shall remain unchanged.

(2) All terms capitalized herein but not defined herein shall have the respective meanings set forth in the Option.

(3) All references in the Option to "this Option" shall be deemed to mean the Option as amended by this Addendum to Option.

(4) The provisions of Article 8 of the Option are hereby incorporated by reference herein as if set forth at length herein.


              [The remainder of this page intentionally left blank]

                                 SIGNATURE PAGE
                               ADDENDUM TO OPTION

Agreed and accepted by the parties this 31st day of January 2001


Planet411.com Inc.                          Cash Card, Inc.



By:    /s/ Serge Bujold                   By:    /s/ Keith Buck
       ----------------                          --------------
Name:  Serge Bujold                       Name:  Keith Buck
Title: President and CEO                  Title: President and CEO



                                       3